Exhibit 10.73

BASF Corporation

Agreement for Temporary

Personnel Agency—in-Plant

This Agreement, made and effective as of June 9, 2003, by and between BASF Corporation, having an office at 3000 Continental Drive—North, Mt. Olive, NJ 07828 (“BASF”) and ENGlobal Engineering, Inc., a corporation with an address at 3155 Executive Boulevard, Beaumont. Texas 77705 (the “Contractor”).

Witnesseth:

In consideration of the covenants herein contained, BASF and Contractor hereby agree as follows:

1.	AGREEMENT TO FURNISH TEMPORARY PERSONNEL

Contractor agrees to provide to BASF such number of Contractor’s employees (hereinafter, individually and collectively, “Personnel”) as may from time to time be requested by BASF, for the purpose of performing such Services for BASF as BASF may specify (the “Services”). Such Personnel shall be thoroughly trained and highly qualified to perform all aspects of the Services required by BASF Contractor shall ensure such suitability and competence by all reasonable means, including but not limited to, reference checks, employment verification and skills testing. All Services performed by Personnel shall be performed under the general direction of a BASF employee, provided that all Personnel shall remain employees of Contractor at all times.

2.	COMPENSATION; TRAVEL EXPENSES

A. BASF agrees to pay to Contractor for Personnel the rates and mark up set forth on Exhibit A hereto. Contractor shall furnish BASF a bill biweekly for all Personnel furnished by Contractor. Contractor acknowledges its responsibility for the payment of its employees’ salaries and all Federal, State, local taxes and other fees and charges, including but not limited to unemployment and disability insurance and social security taxes, imposed as the result of its employment pursuant to the Agreement, and agrees that BASF shall have no responsibility or liability with respect thereto. Contractor agrees that in order to maintain a high quality of temporary personnel, it will pay all Personnel at the rates set forth on Exhibit B hereto. Notwithstanding the foregoing, BASF shall have the right to notify Contractor within two (2) business days after any Personnel commences an assignment that such Personnel is not satisfactory, in which case, BASF shall not owe Contractor any compensation for such Personnel and Contractor shall promptly replace such Personnel. Thereafter, BASF may request Contractor to remove any Personnel that is not satisfactory to BASF, in which case, BASF shall owe Contractor only for such services performed by the unsatisfactory Personnel and Contractor shall promptly replace such Personnel.

B. If BASF requires Personnel to travel to any BASF facility other than the facility such Personnel is regularly assigned to report to by Contractor to perform the Services, or to any other location, such travel shall be scheduled, and a travel itinerary form prepared and approved by the assigned BASF manager prior to the trip commencing. If Personnel are required to use their personal vehicles for BASF business. Contractor will be reimbursed at the rate established by BASF for its employees. All reasonable travel expenses incurred by Personnel in connection therewith shall be paid by Contractor, and BASF agrees to reimburse Contractor for the same within thirty days of receipt of Contractor’s fully supported invoice. During such periods of travel or travel assignments neither Contractor nor Personnel will be entitled to any compensation for time spent by Personnel away from home or in transit before or after BASF’s normal business hours, unless otherwise approved in advance by an authorized representative of BASF.

C. BASF shall have the right at any time and from time to time to hire Personnel for direct employment after 12 months of performing Services for BASF by such Personnel. Such 12-month period is not consecutive or continuous, but applies in the aggregate to all Services performed by such Personnel. BASF shall give Contractor ten (10) business days’ prior notice it will do so. Any such Personnel shall not become an employee of BASF unless and until such Personnel shall have completed all BASF hiring procedures then in effect. BASF shall not owe Contractor any additional compensation whatsoever by reason of BASF’s hiring any such Personnel for direct employment after such 12-month period. Contractor shall include a provision similar to this paragraph in its separate arrangement with each backup temporary agency. Notwithstanding the foregoing, BASF shall have the right to hire Personnel for direct employment at any time prior to such 12-month period as mutually negotiated and agreed to in writing by BASF and Contractor.

3.	INDEPENDENT CONTRACTOR

Contractor acknowledges its status as an independent contractor, agrees that it shall remain an independent contractor and that neither Contractor nor its Personnel shall have the power, to bind BASF or to assume or create any obligation, express or implied, on behalf of BASF.

For Services performed in the State of Louisiana only, BASF and Contractor hereby agree that BASF shall be and hereby is designated as the statutory employer of Contractor’s direct and statutory employees, pursuant to La. R.S. 23:

1061(A)(3). BASF and Contractor further agree that the services required of Contractor and its direct and statutory employees pursuant to this Agreement are an integral part of and essential to BASF’s ability to generate goods, products, and services.

4.	COMPLIANCE WITH LAW AND BASF’S RULES AND PROCEDURES

A. During the performance of all Services hereunder, Contractor shall cause its Personnel assigned to perform Services for BASF to, comply with all applicable federal, state and local laws and regulations and all rules and procedures applicable to employees of BASF, including but not limited to BASF’s safety rules and procedures and drug abuse policies. BASF shall make such rules and procedures available to Contractor before the commencement or performance of Services hereunder.

B. Contractor shall comply with the requirements of all applicable Federal, State and local laws, regulations, rules and orders. In accordance with the foregoing provision, but not by way of limitation, it is specifically understood that Contractor and BASF are Equal Opportunity employers. Contractor warrants that Contractor complies with the Fair Labor Standard Act of 1938, as amended. Contractor agrees that, if this Agreement is construed to be a subcontract within the meaning of the Rules and Regulations approved by the United States Secretary of Labor pursuant to Executive Order 11246, as amended, the Vietnam Era Veterans Readjustment Act of 1974, as amended, or the Rehabilitation Act of 1973, as amended, or of the regulations issued pursuant to Executive Order 11625, the provisions of the applicable regulations as well as the Equal Opportunity and Nondiscrimination provision of Section 202 of Executive Order 11246 shall be incorporated herein by reference and shall be binding upon Contractor as part of this Agreement. Contractor represents that it has in place a Corporate Policy prohibiting Sexual and Other Harassment (BC020) and a Corporate Policy providing for Equal Employment Opportunity and Affirmative Action (BC021).

5.	OWNERSHIP OF BASF’S INFORMATION AND CONTRACTOR’S WORK PRODUCT

All sketches, tracings, drawings, bills of materials, specifications and other documents furnished by BASF to Contractor or generated by Contractor for BASF pursuant to this Agreement shall at all times be the property of BASF, and Contractor agrees that it shall not use or permit to be used any such documents, data or information in the performance or Services for others.

6.	SECRECY AND INVENTIONS

A. All of BASF’s business, technical or operations data, information samples or software of whatsoever nature, whether or not related to or generated as the result of the Services performed hereunder (the “Proprietary Information”), which is obtained, directly or indirectly, by Contractor, either orally, in writing, by observation or otherwise, in any form shall be held in confidence and shall not be used by Contractor, directly or indirectly, or disclosed to others except with BASF’s prior written consent thereto.

B. Contractor hereby agrees that all right, title, and interest which it or its employees may have in and to any intellectual property rights including, but not limited to inventions and copyrights created or developed in the performance of Services for BASF shall be and hereby are automatically assigned to BASF. Contractor shall, at BASF’s request and at no additional charge, execute, and cause its employees to execute, all documents reasonably necessary to implement the foregoing agreement to assign the intellectual property rights to BASF and to enable BASF to protect such rights in any country of the world.

C. Contractor shall not, either directly or indirectly, analyze or dissemble, or cause to be analyzed or dissembled any samples or software provided by BASF pursuant to the terms of this Agreement. Contractor shall, upon the request of BASF, return without retaining copies, all documents, materials, and other tangible media, and all samples still in existence containing Proprietary Information, including any studies, compilations, or other materials prepared in whole or in part based on said Proprietary Information. To the extent it is not possible to return any portion of the Proprietary Information, Contractor shall certify in writing to BASF the destruction of same and the identity of the person who has performed such destruction.

D. If Contractor or its representatives are compelled to disclose Proprietary Information by governmental or judicial process, Contractor agrees to provide BASF with immediate written notice of such request prior to the disclosure so that BASF may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that BASF waives compliance with the provisions of this Agreement, Contractor will furnish only that portion of the Proprietary Information which Contractor is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Proprietary Information.

E. Contractor agrees that it is a condition precedent to the obligations of this Agreement that it or any subcontractor have each employee who will be performing Services hereunder sign the Temporary Worker Invention and Secrecy Agreement attached hereto as Exhibit C. Contractor shall have each such employee sign Exhibit C and shall return to BASF an Exhibit C with each employee’s original signature, together with an executed copy of this Agreement. Contractor shall not assign any employee to the performance of Services hereunder unless such employee has first signed Exhibit C. In the event Contractor shall assign any employee to the performance of work hereunder after the date of execution of this Agreement, Contractor shall have such employee sign a copy of Exhibit C prior to the performance of such Services and shall promptly thereafter forward to BASF such copy containing such employee’s original signature.

F. As a condition precedent to placement of any particular Personnel on a BASF site, Contractor agrees to conform with the Personnel background check requirements provided below or otherwise generally applicable to Personnel by a BASF corporate or site policy as may be amended, which shall be made available to Contractor upon request:

(i)

Prior to providing Personnel to a BASF site, Contractor shall request the site’s designated security level and relevant site policy. For any BASF site having a designated security level of A or B, Contractor shall comply minimally with the Personnel background checks requirements provided below. For any BASF site having a designed security level of C, Contractor shall comply with the relevant Personnel background check requirements of that particular site.

(ii)	Contractor shall, at least forty-eight (48) hours prior to the start date of Personnel, provide to BASF’s site security or its representative for the affected site the following:

A written notification of Contractor’s legal name, contractor’s contact person for this matter, along with the contract person’s phone number, street address, facsimile number and e-mail address; and

A fully completed certificate substantially in the form shown in Exhibit D executed by an authorized representative of Contractor. For purposes hereof, a background check shall comprise at least a confirmation of the Personnel’s address and each prior employment reference, verification of academic credentials and Social Security number, and a determination of any criminal record existing in any county, state or Federal district of the Personnel’s residence and employment for the last five (5) years.

7.	INDEMNIFICATION

A. Contractor shall be responsible for and shall indemnify, defend and hold harmless BASF, its officers, agents and employees, from and against:

(i) Any and all liabilities, damages, losses, costs, expenses (including reasonable attorneys’ fees), claims, demands, suits, actions, judgments, fines, or penalties, whether civil or criminal, arising out of, or in any way occurring directly or indirectly in connection with Contractor’s, its subcontractors’, or either of their respective officers’, employees’, agents’ or representatives’ actual or asserted violation of laws, regulations, ordinances or other rules of any governmental or quasi-governmental body or agency, including but not limited to actual or alleged failure to pay taxes or other governmental fees or charges.

(ii) Any and all liabilities, damages, losses, costs, expenses (including reasonable attorneys’ fees), claims, demands, suits, actions, or judgments, fines or penalties, whether in tort or in contract, arising out of or in any way occurring directly or indirectly in connection with (i) Contractor’s performance of the work and/or (ii) Contractor’s breach of this Agreement. This clause is specifically intended to apply even though the liabilities, damages, losses, costs, expenses, claims, demands, suits, actions or judgments are caused in part by the negligence of the BASF, or its respective officers, employees, agents or representatives.

B. Contractor further agrees, that upon notice by BASF, it will immediately investigate, handle, respond to, provide defense for and defend any claim, demand or action at its sole expense, and will bear all other costs and expenses related thereto.

C. The obligations of the Contractor, as set forth in this Article 7, shall be interpreted broadly and shall apply to any and all claims contained in Article 7 except, and only to the extent, that those claims are caused by the sole negligence, fault or omissions of BASF.

D. BASF’s entitlement under the foregoing indemnification may be deducted from Contractor’s compensation then due or thereafter to become due, in addition to any other remedies that BASF may have.

8.	INSURANCE

A. During the performance of the Services, Contractor shall carry the following minimum general liability insurance:

(i)	Workers’ Compensation Insurance with statutory limits in compliance with the law or laws of the state or states in which employees are hired or will work and Employers Liability Insurance with minimum limits of $300,000;

(ii)	Commercial General and Excess (if necessary) Liability insurance with limits of not less than $5,000,000 per occurrence combined single limit, and $5,000,000 per occurrence products/completed operations aggregate, and including but not limited to the following coverages: blanket contractual, products, completed operations, independent contractors; and

(iii)	Automobile liability insurance covering any auto, with limits of not less than $5,000,000 combined single limit.

B. All insurance required under this Agreement shall be with companies reasonably satisfactory to BASF and authorized to do business under the laws of the state where Services are performed. All policies of insurance required hereunder shall be primary and name BASF an additional insured. Before entering BASF’s premises, Contractor shall provide BASF with certificates evidencing the insurance coverage required under this Agreement and providing for not less than sixty (60) days advance written notice to BASF of cancellation or material modification. Contractor shall also require from all subcontractors insurance with the same coverages and limits specified above for Contractor, except that the limits in clauses 8.A.(ii) and 8.A.(iii) may be reduced to $2,000,000. Contractor shall obtain certificates evidencing such coverage from its subcontractors.

9.	CONFLICTS

Contractor represents and warrants that it has no obligations to any third party which will in any way limit or restrict its ability to perform Services for BASF hereunder. Contractor further represents and warrants that it shall not disclose to BASF, nor make any use in the performance of Services hereunder, or the trade secrets or proprietary information of any third party.

10.	RECORDS, ACCOUNTING, INSPECTION

Contractor shall keep full and detailed records with respect to all Services performed hereunder, which will include the time each employee has been assigned to BASF, their salaries and the benefits the Contractor has provided them and shall preserve all such documents for three (3) years after final payment and shall afford BASF’s authorized personnel and auditors full access to all of Contractor’s books, records, correspondence, instructions, receipts, vouchers, and other documents pertaining thereto. Such records shall be made available, during normal business hours, to BASF for inspection and copying.

11.	SUBCONTRACTING/ASSIGNMENT

Contractor shall not subcontract, transfer or assign, by operation of law or otherwise, this Agreement, in whole or in part, or assign any monies to become due hereunder without the prior written consent thereto of BASF and any purported subcontract, transfer or assignment absent such consent shall be void. If consent is so granted, Contractor shall furnish BASF with written evidence that Contractor has caused each of its subcontractors transferees or assigns to be bound by all of the terms and conditions of this Agreement to the same extent as Contractor is bound.

12.	TERM/DEFAULT

This Agreement shall commence on the date first set forth above and shall continue in effect unless and until terminated by one party giving the other party thirty (30) days’ notice of termination. If Contractor defaults in the performance of any obligation under this Agreement, BASF may give Contractor a notice specifying the nature of the default. If Contractor does not, within ten (10) days after the giving of such notice, cure the default, or if such default is of a nature that it could not reasonably be cured within such period of ten (10) days, and Contractor does not commence to cure such default within such ten (10) day period and complete such cure promptly thereafter, then, after the expiration of such ten (10) day period (or longer period as hereinabove provided for if such default cannot be cured within said ten (10) day period), BASF shall have the right to terminate this Agreement for breach.

13.	SURVIVING PROVISIONS

In order that the parties hereto may fully exercise their rights and perform their obligations hereunder arising from the performance of the Services under this Agreement, any provisions of this Agreement that are required to ensure such exercise or performance, shall survive the termination of this Agreement.

14.	NOTICES

All notices hereunder shall be deemed to be made properly made if sent by mail to Contractor at 3155 Executive Blvd., Ste. 200, Beaumont, TX 77705. Phone (409) 840-2441, Fax (409) 840-2499 Attention: Jimmie Carpenter and BASF at 602 Copper Rd. Feeport, TX 77541 Phone (979) 415-6160, Fax (979) 415-8476 Attention: John Perillo. Each party may change its address by similar notice to the other party.

15.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Contractor and BASF relating to the subject matter hereof, and there are no previous or contemporaneous representations or warranties of BASF or Contractor not set forth herein. This Agreement may not be altered or amended in any way other than by a writing signed by the party sought to be bound thereby.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state where the Services are to be performed.

17.	CORPORATE GUARANTY

Exhibit E, Corporate Guaranty, executed by Contractor is made a part of this Agreement and incorporated by reference herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BASF Corporation

By:	/s/ [ILLEGIBLE]
Title:	PURCHASING MGR

ENGlobal Engineering, Inc.

By:	/s/ [ILLEGIBLE]
Title:	Executive Vice President